EXHIBIT 99.1

QCR Holdings, Inc. Welcomes New Director Brent Cobb and Announces a Cash Dividend of $0.06 Per Share

MOLINE, Ill., Aug. 20, 2020 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) today announced the appointment of Brent R. Cobb, as a new independent director of the Company, effective August 19, 2020.  Mr. Cobb is Chief Executive Officer of World Class Industries, a Hiawatha-based supply chain and value-added manufacturing services company, serving original equipment manufacturers through assembly and supplier consolidation programs.

“Brent is a proven leader with deep expertise in manufacturing and supply chain optimization,” said Larry Helling, Chief Executive Officer. “He will bring additional perspective to our board room and his professional experience will be quite valuable as we continue to grow the company and provide financial solutions that meet the needs of our clients and communities.”

Mr. Cobb currently serves on the board of Cedar Rapids Bank & Trust, a wholly owned QCR Holding subsidiary based in Cedar Rapids, Iowa. Cobb joined World Class Industries in May 2002 as Vice President, subsequently being named President in 2005 and Chief Executive Officer in 2019. Concurrently, Cobb is Chairman of Morton Industries, a global leader in tube fabrication for global equipment manufacturers. Active in the community, he is a past chair of the Greater Cedar Rapids Community Foundation and the founding board chair of the Hiawatha Economic Development Corporation.  Additionally, Cobb is involved in YPO Iowa and is a former Chapter Chair. Currently he sits on John Deere’s Direct Material Supplier Council.

Additionally, on August 19, 2020 the Company’s board of directors declared a cash dividend of $0.06 per share payable on October 7, 2020, to holders of common stock of the Company of record on September 18, 2020.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Springfield communities through its wholly-owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly-owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 25 locations in Illinois, Iowa, Wisconsin and Missouri. As of June 30, 2020, the Company had approximately $5.6 billion in assets, $4.1 billion in loans and $4.3 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Todd A. Gipple	Kim K. Garrett
President	Vice President, Corporate Communications
Chief Operating Officer	Investor Relations Manager
Chief Financial Officer	(319) 743-7006
(309) 743-7745	kgarrett@qcrh.com
tgipple@qcrh.com